Exhibit 4.1

                        INDEPENDENT CONTRACTOR AGREEMENT




      This Independent Contractor Agreement ("Agreement") is made and effective this 27th day of July 2004, by and between Barry Russell ("Consultant") and Global Wireless Satellite Networks (USA), Inc., a Delaware corporation ("Company")

      WHEREAS, Company desires to engage Consultant to perform certain services for the Company, pursuant to the terms and conditions stated in this Agreement, and

      WHEREAS, Consultant desires to perform certain services for Company, pursuant to the terms and conditions stated herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:

1. Services to be Performed. Company desires that Consultant perform, and Consultant agrees to perform the following services for the Company in the indicated capacities:

o Actively attempt to locate a suitable merger candidate as well as analyze and perform proper due diligence functions through consummation of such transaction. In the event that Company identifies such a candidate, Consultant shall assist Company in the foregoing functions, at no additional expense to the Company, in order to consummate such merger. Consultant shall spend no less than 10 hours per month performing the duties enumerated herein.

2. Consultant's Performance. All work done by Consultant shall be of the highest professional standard and shall be performed to Company's reasonable satisfaction.

3. Status. Consultant's status under this Agreement shall be that of an independent consultant, and not that of an agent or employee. Consultant warrants and represents that he has complied with all federal, state and local laws regarding business permits and licenses that may be required for him to perform the work as set forth in this Agreement.

4. Terms of Compensation. In the event Consultant successfully performs all services found in Section 1 of this Agreement, Company shall compensate Consultant by issuing him One Percent (1%) of all shares issued as a result of the potential merger transaction found in Section 1 of this Agreement ("Merger Transaction") with a maximum of One Million (1,000,000) restricted shares ("Shares"). For a period of six months following the date of the Merger Transaction, Consultant shall have customary anti-dilution rights to the extent

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the Company sells or issues shares of common stock for per share value less than the per share value determined in the Merger Transaction. If the Company at any time subsequent to the one year anniversary of this Agreement, proposes to register any of its securities under the Securities Act, on any form other than Form S-4 or any similar form then in effect, it shall each such time give written notice to Consultant of its intention so to do and, upon the written request of Consultant given within 20 days after the giving of any such notice the Company shall use its best efforts to cause all such shares of common stock to be included under the proposed registration for disposition by Consultant.
The Company shall use its best efforts to maintain the effectiveness of such registration statement for a period of three years. Further, in the event that Company files a registration statement on Form S-8 prior to July 23, 2005, Consultant shall have the right to register that number of Shares equal to Fifteen Percent (15%) of the total shares issued pursuant to that registration statement.

5. Reimbursement of Expenses. Company shall reimburse Consultant for reasonable monthly expenses provided the expenses are documented in writing by Consultant to the satisfaction of the Company.

6. Termination. This Agreement may be terminated at anytime by Consultant during the term hereof with 90 days written notice. Further, this Agreement may be terminated by the Company for Cause (as that term is defined below) with 90 days written notice. In the event Company dismisses Consultant for Cause then Company's obligations to Consultant shall be limited to the compensation earned up to the date of Consultant's termination for Cause.

      (a)   Definition of Cause. "Cause" shall mean:

            (i) any action by Consultant which constitutes dishonesty relating to Company, a willful violation of law (other than traffic offenses and similar minor offenses) or a fraud against Company;

            (ii) Consultant is charged by indictment for, is convicted of or pleads guilty to a felony or other crime;

            (iii) misappropriation of Company's funds or assets by Consultant for his personal gain;

            (iv) willful misconduct by Consultant relating to Company, including, without limitation, willful failure to perform stated duties or to follow legitimate directions of his superiors;

            (v) the continual or frequent possession by Consultant of an illegal substance or abuse by Consultant of a controlled substance or alcohol resulting in a pattern of behavior disruptive to the business operations of Company;

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            (vi) failure by Consultant to perform Consultant's duties and responsibilities to Company in a competent manner;

            (vii) any material violation by Consultant of any covenant contained in this Agreement, including covenants related to confidentiality; and

            (viii) any other willful misconduct which materially injures
            Company.

      Subject to this Section 6, in the event that the Company terminates this Agreement for any reason other than "For Cause", Consultant shall receive all benefits pursuant to Section 4 of this Agreement as if Consultant satisfactorily performed all required duties during the Term of this Agreement.

7. Federal, State and Local Payroll Taxes. Company will not withhold or pay on behalf of Consultant or any of its employees: (a) federal, state or local income taxes; or (b) any other payroll tax of any kind. In accordance with the terms of this Agreement and the understanding of the parties herein, Consultant shall not be treated as an employee with respect to the services performed hereunder for federal, state or local tax purposes.

8. Fringe Benefits. Because Consultant is engaged in its own independent consulting business, it is not eligible for, nor entitled to, and shall not participate in, any of Company's pension, health or other fringe benefit plans, if any such plans exist. Such participation in these fringe benefits plans is limited solely to Company's employees.

9. Notice to Consultant Regarding Tax Liability. Consultant understands that he is responsible to pay his income tax in accordance with federal, state and local law. Consultant further understands that he is liable for Social Security, ("FICA") tax, to be paid in accordance with all applicable laws.

10. Term. This Agreement's term shall begin on the date hereof and shall remain in force until July 22, 2005. Unless both parties mutually agree to terminate this Agreement.

11. Confidentiality. During the term of this Agreement, and thereafter in perpetuity, Consultant shall not, without the prior written consent of Company, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall include Company's proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. Confidential Information shall not include any information that: (a) is disclosed by Company without restriction; (b) becomes publicly available through no act of Consultant; or (c) is rightfully received by Consultant.

12. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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13. Headings. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

14. Final Agreement. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

15. Notice. Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows:

      If to Consultant:

                  Barry Russell

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      It to Company:

                  Global Wireless Satellite Networks (USA), Inc.
                  c/o Rubin, Bailin, Ortoli LLP
                  405 Park Avenue
                  New York, N.Y. 10022
                  Attn: William S. Rosenstadt

      Such Notice shall be deemed given when actually delivered.

16. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

17. Restrictions on Assignment. Consultant may not assign or otherwise transfer his rights or delegate its obligations created hereunder to any third party without the prior written consent of the Company. Notwithstanding the foregoing, this Agreement shall bind and inure to the benefit of the successors and assigns of the parties.


      IN WITNESS WHEREOF, this Agreement has been executed by the parties as of this the 27th day of July, 2004.


                                 Global Wireless Satellite Networks (USA), Inc.


                                 By: /s/ Scott Kostiuk
                                     -----------------

                                 Name: Scott Kostiuk

                                 Title: President



                                 /s/ Barry Russell
                                 -----------------

                                 Barry Russell